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                                                                   EXHIBIT 3.1.4

                           AUTHENTIDATE HOLDING CORP.

                           CERTIFICATE OF AMENDMENT TO

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                     RIGHTS AND NUMBER OF SHARES OF SERIES C
                           CONVERTIBLE PREFERRED STOCK

      The undersigned President and Secretary, respectively, of AUTHENTIDATE HOLDING CORP., a Delaware corporation (the "Corporation"), hereby certify that pursuant to authority granted to and vested in the Board of Directors of the corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 151, 228 and 242 of the General Corporation Law of the State of Delaware, as follows:

      FIRST: That the Board of Directors of said corporation by the unanimous written consent of its members, filed with the minutes of the Board on May 16, 2001 duly adopted a resolution authorizing and directing the following amendments to the Certificate of Designations, Rights and Preferences and Number of Series C Convertible Preferred Stock (the "Certificate of Designation") of said corporation:

            RESOLVED, that the Certificate of Designation of Authentidate Holding Corp be amended by (1) increasing the number of shares designated as SERIES C CONVERTIBLE PREFERRED STOCK, from 4,000 shares to 9,000 shares; (2) changing the definition of "Conversion Price" set forth in
      Article 1; and (3) changing Article 6(a) thereof so that, as amended the definition of "Conversion Price" set forth in Article 1 and Article 6(a) shall be and read as follows:

            1.    CERTAIN DEFINITIONS

            Conversion Price: The term "Conversion Price" shall mean the price at which shares of Common Stock shall be delivered upon the conversion of the Series C Shares, which price shall be initially $4.845, subject to the adjustments set out in Section 6 of this Certificate of Designation.

            6.    CONVERSION RIGHTS

            The Series C Preferred Stock shall be convertible into Common Stock as follows:

                  (a) Voluntary Conversion. Subject to and upon compliance with the provisions of this Section 6, unless previously redeemed by the Corporation, the Holders have the right, at such Holder's option, at any time, and from time to time, commencing on the earlier of (a) one year from the Issue Date or (b) the effective
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            date of a registration statement filed with the Securities and
            Exchange Commission covering the issuance and resale of the Conversion Shares, to convert such Holder's shares of Series C Preferred Stock into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock issuable upon conversion of each share of this Series C Preferred Stock shall be equal to the Issue Price divided by the Conversion Price in effect at the time of conversion, determined as hereinafter provided. The price at which shares of Common Stock shall be delivered upon conversion shall be initially $4.845 (subject to the adjustments set out in this Section
            6). The right to convert shares called for redemption pursuant to
            Section 5 shall terminate on the earlier of five years from the Issue Date or the close of business on the date fixed for such redemption unless the Corporation shall default in making payment of the amount payable upon such redemption.

      SECOND: That in lieu of a meeting and vote of the holders of the outstanding shares of Series C Convertible Preferred Stock, the holders of such shares of preferred stock have given their written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this Certificate of Amendment has been made under the seal of the Corporation and the hands of the undersigned on May 21, 2001.


                                           /s/ John T. Botti
                                          ---------------------------------
                                          Name: John T. Botti
                                          Title:   President
Attest:

/s/ Ira C. Whitman
----------------------------------
Name: Ira C. Whitman
Title: Secretary


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